Exhibit 99.1

B of I Holding, Inc. Announces Increase In 2nd Quarter Earnings

Net Income Up 7.6%, Diluted EPS up 12.5% Over December 2005

SAN DIEGO, CA – (MARKET WIRE) – January 30, 2007—B of I Holding, Inc. (B of I or the Company), (NASDAQ: BOFI), parent of Bank of Internet USA (Bank), today announced financial results for its second quarter ended December 31, 2006. Net income increased 7.6% to $807,000 for the second quarter compared to $750,000 for quarter ended December 31, 2005. Earnings per diluted share increased $0.01 or 12.5% to $0.09 for the second quarter compared to $0.08 per diluted share for the quarter ended December 31, 2005.

Second Quarter Highlights:

•	Total assets of $803.4 million, up 17.9% from December 31, 2005.

•	Total deposits of $466.4 million, up 16.8% from December 31, 2005.

•	Asset quality remains strong with no nonperforming loans at December 31, 2006.

•	Net interest margin was 1.29%, a 2 basis point decrease this quarter versus last quarter.

“Our second quarter results are a step in the right direction and an affirmation of the changes to our business we started last quarter,” stated Gary Lewis Evans, President and Chief Executive Officer.

“We’ve made progress on our ‘steps to increase shareholder value’ that we announced last quarter, including.”

•	Originate higher yielding consumer loans – during the quarter we:

•	increased our home equity loan portfolio by more than 40% with loan originations averaging a 7.15% yield and expanded our Internet marketing to customers in 38 additional states, for a total of 45 states.

•	built an RV loan servicing system and began developing indirect lending relationships with dealers.

Leverage value of online assets – during the quarter we:

•	signed agreements with Internet affiliate aggregators to promote our home equity loans and signed an agreement to provide additional online financial products to our customers starting next quarter.

•	expanded pay-for-performance Internet affiliate marketing and we now have hundreds of new websites promoting our home equity loans.

“We will continue to automate and refine our Internet-based scalable operating model as we focus our resources in each of these areas, “remarked Mr. Evans. “We remain committed to our low cost, customer friendly, self-service banking model.”

Earnings Summary

For the second quarter ending December 31, 2006, net income was $807,000, an increase of 7.6% from the second quarter of last year. Net interest income increased $45,000 in the second quarter of fiscal 2007 compared to the second quarter of last year as a result of increased interest-earning assets, partially offset by a decline in the net interest margin. The net interest margin for the quarter ended December 31, 2006 was 1.29% compared to 1.49% for the quarter ended December 31, 2005. The decline in the net interest margin was due primarily to the continued flattening and the inversion of the yield curve, increasing deposit and borrowing interest costs faster than the increase in yield on mortgage loans and investments. Compared to the quarter ended September 30, 2006, the net interest margin declined two basis points. The provision for loan loss for the quarter was a benefit of $80,000 compared to a provision of $135,000 in the second quarter of the prior year. This quarter’s benefit was the result of continued strong overall asset quality and a shift in the mix of asset types, specifically declines in the multifamily and single family mortgage loan portfolios and increases in government-sponsored mortgage-backed securities. Non-interest income for the quarter ended December 31, 2006 compared to the quarter ended December 31, 2005 increased $23,000, due to gain on the sale of mortgage-backed securities, substantially offset by lower mortgage loan prepayment penalty income and mortgage banking fee income. Non-interest expense, or operating expense, increased 13.5% this quarter compared to the same period last year. The operating cost increase was primarily the result of increases for non-cash stock option and stock-based compensation, salaries and benefits, professional services and data processing and Internet expense resulting from increased account activity and new Internet programs and designs.

For the six months ended December 31, 2006, net income was $1,553,000, or $0.17 per diluted share, compared to $1,596,000, or $0.16 per diluted share, for the six months ended December 31, 2005.

Balance Sheet Summary

Total assets increased $65.5 million, or 8.9%, to $803.4 million, as of December 31, 2006, up from $737.8 million at June 30, 2006 and up 17.9% from $681.5 million at December 31, 2005. The increase in total assets this quarter of $37.1 million was the result of purchases of mortgage-backed securities, partially offset by payoffs of multifamily and single family loans. The asset growth this quarter was generally funded by a net increase in deposits totaling $23.0 million and an increase in reverse repurchase borrowings of $15.0 million. During the second quarter ended December 31, 2006, stockholders equity increased $579,000 primarily due to earnings of $807,000 and a stock-based compensation increase of $146,000, reduced by common stock buy-backs and regular dividends to preferred stockholders. During the quarter, B of I repurchased 40,000 shares of its common stock, reducing stockholders equity by $279,000. Under the Company’s buy back plan, a total of 309,000 shares or 3.7% of the outstanding shares have been repurchased since the plan was initiated in July of 2005.

Conference Call

B of I Holding, Inc. will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) on Tuesday, January 30, 2007 to discuss financial results for the second quarter ended December 31, 2006. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-802-8571. International callers should dial 973-582-2794. When prompted by the operator, mention Conference ID 8326151. The conference call will be webcast live and may be accessed at B of I’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on B of I’s website for 90 days.

About B of I Holding, Inc. and Bank of Internet USA

B of I Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

The Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily, single family and home equity loans and securities. Bank of Internet offers it products through its websites at www.BofI.com, www.SeniorBofI.com, www.MyRVBank.com and www.ApartmentBank.com which include deposit accounts, such as free interest-bearing checking accounts with online paid check copies, bill payment and account statements, ATM or Visa® Check Cards and ATM Fee reimbursement anywhere in the world.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the economic effect of international markets and international events such as terrorism, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company’s business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

All information in this release is as of January 30, 2007. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contacts:

B of I Holding, Inc.

Gary Lewis Evans

CEO

858 350-6213

gary@bankofinternet.com

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	December 31, 2006	June 30, 2006	December 31, 2005
Selected Balance Sheet Data:
Total assets	$803,368	$737,835	$681,492
Loans - net of allowance for loan losses	512,935	533,641	545,208
Loans held for sale	—	—	—
Allowance for loan losses	1,370	1,475	1,560

Mortgage-backed securities available for sale	198,532	127,261	79,401
Investment securities held to maturity	40,027	12,375	7,644
Total deposits	466,418	424,204	399,387

Securities sold under agreements to repurchase	15,000	—	—
Advances from the FHLB	242,235	236,177	205,620
Junior subordinated debentures	5,155	5,155	5,155
Total stockholders’ equity	71,428	70,246	68,962

	At or For the Three Months Ended December 31,		At or For the Six Months Ended December 31,
	2006	2005	2006	2005
Selected Income Statement Data:
Interest and dividend income	$10,731	$8,028	$20,703	$15,219
Interest expense	8,228	5,570	15,764	10,294

Net interest income	2,503	2,458	4,939	4,925
Provision for loan losses	(80)	135	(105)	145

Net interest income after provision for loan losses	2,583	2,323	5,044	4,780
Non-interest income	378	355	745	765
Non-interest expense	1,613	1,421	3,191	2,885

Income before income tax expense	1,348	1,257	2,598	2,660
Income tax expense	541	507	1,045	1,064

Net income	$807	$750	$1,553	$1,596

Net income attributable to common stock	$728	$648	$1,396	$1,393

Per Share Data:
Net income:
Basic	$0.09	$0.08	$0.17	$0.17
Diluted	$0.09	$0.08	$0.17	$0.16
Book value per common share	$8.01	$7.61	$8.01	$7.61
Tangible book value per common share	$8.01	$7.61	$8.01	$7.61
Weighted average number of common shares outstanding:
Basic	8,276,926	8,262,759	8,312,267	8,281,453
Diluted	8,391,284	8,455,897	8,431,413	8,482,301

Common shares outstanding at end of period	8,268,825	8,193,906	8,268,825	8,193,906

Common shares issued at end of period	8,577,825	8,318,406	8,577,825	8,318,406

BofI HOLDING,INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands)

	At or For the Three Months Ended December 31,		At or For the Six Months Ended December 31,
	2006	2005	2006	2005
Performance Ratios and Other Data:
Loan originations	$2,716	$1,497	$5,527	$4,536
Loan originations for sale	2,363	7,165	3,960	17,887
Loan purchases	6,117	72,871	30,514	115,116
Return on average assets	0.41%	0.45%	0.40%	0.50%

Return on average common stockholders’ equity	4.39%	4.14%	4.24%	4.46%
Interest rate spread(1)	0.90%	1.11%	0.91%	1.16%
Net interest margin(2)	1.29%	1.49%	1.30%	1.55%
Efficiency ratio(3)	56.0%	50.5%	56.1%	50.7%
Capital Ratios:
Equity to assets at end of period	8.89%	10.12%	8.89%	10.12%
Tier 1 leverage (core) capital to adjusted tangible assets(4)	8.69%	9.07%	8.69%	9.07%
Tier 1 risk-based capital ratio(4)	17.38%	14.46%	17.38%	14.46%
Total risk-based capital ratio(4)	17.72%	14.82%	17.72%	14.82%
Tangible capital to tangible assets(4)	8.69%	9.07%	8.69%	9.07%
Asset Quality Ratios:

Net charge-offs to average loans outstanding(5)	—	—	—	—
Nonperforming loans to total loans(5)	—	—	—	—
Allowance for loan losses to total loans at end of period	0.27%	0.29%	0.27%	0.29%
Allowance for loan losses to nonperforming loans(5)	—	—	—	—

(1)	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(3)	Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.
(4)	Reflects regulatory capital ratios of Bank of Internet USA only.
(5)	At December 31, 2006 and 2005, B of I had no non-performing loans, no foreclosures and no specific loan loss allowances.